Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Donna Gehnrich
(516) 608-7020

SYSTEMAX REPORTS RECORD SALES IN FIRST QUARTER

First Quarter Highlights:
• • • • •	Sales: $676 million, up 18% Internet Sales: $238 million, up 19% Operating Income: $22 million Net Income: $14 million Diluted Earnings Per Share: $.37

PORT WASHINGTON, NY, May 7, 2007 — Systemax Inc. (NYSE:SYX) today announced results for the first quarter of 2007.

Net sales increased 18% to $676 million compared to $575 million in the first quarter of 2006. Sales of technology products (computers, computer supplies and consumer electronics) grew by 18% and sales of industrial products grew by 16%. Sales transacted via the internet grew 19% to $238 million compared to $200 million in the first quarter of 2006. Gross margin was 14.3% compared to 15.8% in the first quarter of 2006 and increased 140 basis points compared to the fourth quarter of 2006. As in the fourth quarter, gross margin was impacted by competitive pricing pressures for technology products. Operating income was $21.5 million compared to $20.9 million in the first quarter of 2006. Net income was $13.9 million, or $.37 per diluted share, compared to $17.6 million, or $.48 per diluted share, in the first quarter of 2006. Included in net income in the first quarter of 2007 is a gain of approximately $1.6 million or $.04 per diluted share, after tax, related to a lawsuit settled during the quarter. Included in net income in the first quarter of 2006 is a gain of $4.3 million, or $.12 per diluted share, after tax, from the sale of a warehouse facility.

Richard Leeds, Chairman and Chief Executive Officer, said “I am pleased with first quarter 2007 consolidated results, highlighted by our 18% growth in sales, 19% growth in internet sales and 3% growth in operating income. The strong results evidence the continuing success of our business model and our ability to gain share in the markets in which we participate. We continued to see some competitive pricing pressures in our technology products business compared to last year; however, we were pleased that our consolidated gross margin improved significantly compared to last quarter. We also saw increased leverage in our cost structure as we lowered selling, general and administrative expense as a percentage of sales to 11.5% from 12.2% in 2006, excluding the aforementioned lawsuit settlement.”

Gilbert Fiorentino, Chief Executive Officer of TigerDirect.com and the technology products segment, noted, “we again experienced strong sales growth in both the North American and European markets. North American technology product sales grew 12 % in the first quarter, driven primarily by growth in internet sales and our private label products. European sales grew 28% overall, 15% after taking into account exchange rate effects, in the first quarter driven primarily by growth in internet sales and public sector customers.”

Richard Leeds, commenting on other operations, noted “in the industrial products segment, sales grew 16% in the first quarter compared to 2006, driven primarily by increased internet sales and competitive advantages due to our worldwide sourcing and aggressive pricing strategies. Industrial product sales transacted via the internet grew 39% in the first quarter of 2007. Our ProfitCenter Software subsidiary signed two new customer implementation and hosting contracts during the quarter and also went live with two customers. As a hosted software service, revenues from both hosting and implementation are recognized over the contractual hosting period and for the first quarter were not significant.

Larry Reinhold, Chief Financial Officer, noted that the Company’s overall financial condition remains solid as evidenced by its working capital of $215 million, which included cash and equivalents of $106 million, and over $100 million in available borrowing capacity under its credit facilities in place. Our financial strength allowed us to pay a special dividend of $35.6 million on April 12, 2007. Operationally, days sales outstanding were 25 days at March 31, 2007 and inventory turned at an annual rate of over 10 times during the quarter. Our effective tax rate increased by 1.4% in the first quarter of 2007, primarily due to higher income in locations that have higher tax rates.”

Systemax Inc. (www.systemax.com), a Fortune 1000 company, utilizes an integrated system of branded e-commerce web sites, direct mail catalogs and relationship marketers to sell personal computers, computer supplies, consumer electronics and industrial products in North America and Europe. It also manufactures and sells personal computers under the Systemax and Ultra brands.

SYSTEMAX INC.
Condensed Consolidated Statements of Income
(In thousands, except per share amounts)

                                                               (Unaudited)

                                                              Quarter Ended
                                                                 March 31,
                                                         2007                   2006
Net sales                                              $676,122               $574,908
Cost of sales                                           579,448                484,145
Gross profit                                             96,674                 90,763
Gross margin                                              14.3%                  15.8%
Selling, general and administrative expenses             75,137                 69,885
Operating income                                         21,537                 20,878
Operating margin                                           3.2%                   3.6%
Other non-operating expense (income)                         70                (6,638)
Interest  (income) expense, net                           (812)                     15
Income before income taxes                               22,279                 27,501
Provision for income taxes                                8,384                  9,944
Net income                                              $13,895                $17,557
Net margin                                                 2.1%                   3.1%

Net income per common share:
  Basic                                                    $.39                   $.51
  Diluted                                                  $.37                   $.48
Weighted average shares outstanding
  Basic                                                  35,718                 34,762
  Diluted                                                37,701                 36,553

SYSTEMAX INC.

Condensed Consolidated Balance Sheets

                                          (In thousands)
                                                              (unaudited)
                                                               March 31,     December 31,
                                                                 2007            2006
Current assets:
  Cash and cash equivalents                                     $105,946         $86,964
  Accounts receivable, net                                       182,075         164,615
  Inventories                                                    247,007         233,136
  Prepaid expenses and other current assets                       27,144          34,646
                                                          --------------- ---------------
Total current assets                                             562,172         519,361
Property, plant and equipment, net                                47,831          48,586
Deferred income taxes and other assets                            15,181          16,214
                                                          --------------- ---------------
Total assets                                                    $625,184        $584,161
                                                          =============== ===============

Current liabilities:
  Short-term debt                                                $12,086         $12,788
  Accounts payable and accrued expenses                          335,195         277,174
                                                          --------------- ---------------
Total current liabilities                                        347,281         289,962
Long-term debt                                                       341             483
Other liabilities                                                  5,729           4,226

Shareholders' equity                                             271,833         289,490
                                                          --------------- ---------------
Total liabilities and shareholders' equity                      $625,184        $584,161
                                                          =============== ===============

Forward-Looking Statements

This press release contains forward-looking statements about the Company’s performance. These statements are based on management’s estimates, assumptions and projections and are not guarantees of future performance. The Company assumes no obligation to update these statements. Actual results may differ materially from results expressed or implied in these statements as the result of risks, uncertainties and other factors including, but not limited to: (a) unanticipated variations in sales volume, (b) economic conditions and exchange rates, (c) actions by competitors, (d) the continuation of key vendor relationships, (e) the ability to maintain satisfactory loan agreements with lenders, (f) risks associated with the delivery of merchandise to customers utilizing common carriers, (g) the operation of the Company’s management information systems, and (h) unanticipated legal and administrative proceedings. Please refer to “Risk Factors” and the Forward Looking Statements sections contained in the Company’s Form 10-K for a more detailed explanation of the inherent limitations in such forward-looking statements.

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